9453                                                                      EX-d12
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                                                                         JACKSON
                                                 NATIONAL LIFE INSURANCE COMPANY
                                                                 A STOCK COMPANY

                       OTHER INSURED TERM INSURANCE RIDER

THIS RIDER IS MADE A PART OF THE POLICY TO WHICH IT IS ATTACHED. THE TERMS OF THE POLICY ALSO APPLY TO THIS RIDER EXCEPT AS THEY ARE CHANGED BY THE TERMS OF THIS RIDER. NO SEPARATE POLICY VALUES ARE GENERATED UNDER THIS RIDER, BUT THE ADDITION OF THIS RIDER TO THE POLICY MAY AFFECT THE POLICY VALUES.

The Rider Insured, Rider Benefit, and the Expiry Date of this Rider are indicated in the Policy Data Pages.

RIDER BENEFIT. Upon receipt of Due Proof of Death of the Rider Insured while this Rider is in force and prior to the Expiry Date of this Rider, we will pay to the Rider Beneficiary an amount equal to the Rider Benefit.

RIDER BENEFICIARY. The Rider Beneficiary is the person or persons named in the Policy application or changed by signing a written request. The Rider Beneficiary will receive the Rider Benefit when the Rider Insured dies. If more than one person is named as Rider Beneficiary, the interests of each will be equal unless otherwise specified by the Policy Owner. The share of any Rider Beneficiary who does not survive the Rider Insured will pass equally to any surviving Beneficiaries, unless otherwise specified. If no named Rider Beneficiary survives the Rider Insured, the Rider Benefit will be paid to the Policy Owner's estate. All other terms and conditions of the Policy's Beneficiary provision apply to this Rider.

RIDER CHARGE. The charge for this Rider has two components which will be deducted monthly from the accumulated value of the Policy as part of the Policy's monthly deduction, as described in the Policy.

The monthly cost of insurance charge for this Rider is equal to the Rider Benefit multiplied by the monthly cost of insurance rate per $1000, divided by 1000. The monthly cost of insurance rates for this Rider will not exceed the maximum cost of insurance rates shown in the attached Table of Monthly Guaranteed Cost of Insurance Rates Per $1000 of Rider Benefit. Any change in the cost of insurance rates will be on a uniform basis by class and based upon changes in future expectations of investment earnings, mortality, persistency and expenses. No change in the cost of insurance rates will occur because of deterioration of the Rider Insured's health or change in occupation. A review of pricing assumptions will not be undertaken more than once every year.

The monthly administrative charge for this Rider is deducted during the first year following the Issue Date of the Rider and is equal to the Rider Benefit multiplied by $[0.07], divided by 1000.

REINSTATEMENT. If the Policy is reinstated, the reinstatement of this Rider is subject to satisfactory evidence of the Rider Insured's insurability at the same risk classification as at the time the Rider was issued.

9453                                                     1

CONVERSION. You may convert this Rider to any individual permanent policy we make available for this purpose at any time prior to the Policy Anniversary coinciding with or immediately following the Rider Insured's [65th] birthday. Evidence of insurability is not required. The risk classification for the new policy will be based on the risk classification factors of the Rider Insured at the time this Rider is issued, as applied to the underwriting rules then in effect at the time of conversion for the amount of insurance being applied for. In no event will a change in the health of the Rider Insured or other risk factors affect the risk classification at the time of conversion, nor will the Rider Insured be treated in an unfairly discriminatory manner from any other insureds in the same risk classification. If the request is for benefits greater than those contained in this Rider, the Company may require evidence of insurability. Conversion will require a written request from the Policy Owner and payment of any required premium. At least one plan of insurance, equal to the amount of insurance provided by this Rider, will always be available for conversion.

The policy date of the new policy will be the date of conversion. The premium for the new policy will be based on the premium rate for the age and risk classification of the Rider Insured in accordance with current premium rates and policy forms in use on the date of conversion. The amount of insurance cannot be less than that which is issued by the Company on the plan desired. The contestability and suicide period of the new Policy will be measured from the Issue Date of this Rider. However, if the amount of insurance on the new policy is greater than that which was issued on this Rider, the contestability and suicide period for the amount of the increase will be measured from the new policy's issue date.

TERMINATION. This Rider will terminate upon the earliest to occur of the following dates:

1.   the expiry date of this Rider as shown in the Policy Data Page;

2.   the date the Policy is terminated for any reason;

3.   the date of death of the Rider Insured;

4.   the effective date of a new policy to which this Rider has been  converted;
     or

5.   the date of receipt of a request from the Owner to terminate this Rider.

ISSUE DATE. The Issue Date for this Rider is the same as the Issue Date of the Policy, unless otherwise specified.

                                  Signed for the Jackson National Life Insurance

                                  CLARK P. MANNING
                                  Clark P. Manning
                                  President and Chief Executive Officer

9453                                                     2
--------------------------------------------------------------------------------
               TABLE OF MONTHLY GUARANTEED COST OF INSURANCE RATES
--------------------------------------------------------------------------------
                           PER $1000 OF RIDER BENEFIT
Rider Insured:


    ATTAINED            RATES PER           ATTAINED          RATES PER
       AGE                $1000               AGE               $1000
------------------- ------------------- ----------------- -----------------
------------------- ------------------- ----------------- -----------------

       [35               $0.0909               78              $4.6548
       36                $0.0959               79              $5.2198
       37                $0.1001               80              $5.8398
       38                $0.1076               81              $6.5510
       39                $0.1142               82              $7.2976
       40                $0.1217               83              $8.1096
       41                $0.1318               84              $9.0174
       42                $0.1443               85              $10.0423
       43                $0.1585               86              $11.1922
       44                $0.1752               87              $12.4650
       45                $0.1944               88              $13.8494
       46                $0.2127               89              $15.3334
       47                $0.2328               90              $16.9088
       48                $0.2445               91              $18.4163
       49                $0.2579               92              $20.0153
       50                $0.2771               93              $21.7336
       51                $0.2997               94              $23.5854
       52                $0.3306               95              $25.5731
       53                $0.3641               96              $27.4319
       54                $0.4067               97              $29.4579
       55                $0.4595               98              $31.6727
       56                $0.5131               99              $34.0995
       57                $0.5710              100              $36.7714
       58                $0.6204              101              $38.9513
       59                $0.6775              102              $41.3354
       60                $0.7464              103              $43.9462
       61                $0.8304              104              $46.8129
       62                $0.9331              105              $49.9253
       63                $1.0485              106              $53.3626
       64                $1.1700              107              $57.1735
       65                $1.2984              108              $61.4190
       66                $1.4287              109              $66.1732
       67                $1.5608              110              $71.5294
       68                $1.7034              111              $77.6167
       69                $1.8512              112              $83.3333
       70                $2.0309              113              $83.3333
       71                $2.2322              114              $83.3333
       72                $2.4974              115              $83.3333
       73                $2.7779              116              $83.3333
       74                $3.0739              117              $83.3333
       75                $3.3986              118              $83.3333
       76                $3.7540              119              $83.3333
       77                $4.1684              120              $83.3333


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